As filed with the Securities and Exchange Commission August 14, 2024

Registration No. 333-262479

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-8 REGISTRATION STATEMENT NO. 333-262479

UNDER

THE SECURITIES ACT OF 1933

Vintage Wine Estates, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-1005902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

205 Concourse Boulevard Santa Rosa, California
95403
(Address of Principal Executive Offices)	(Zip Code)

Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan

(Full title of the plans)

Kristina Johnston

Chief Financial Officer
Vintage Wine Estates, Inc.
205 Concourse Boulevard
Santa Rosa, California 95403
Telephone: (707) 921-2823

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Robert A. Profusek Joel T. May Jones Day 250 Vesey Street New York, New York 10281 Telephone: (212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-262479) (the “Registration Statement”) filed by Vintage Wine Estates, Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”), pertaining to the registration of 11,200,000 shares of common stock, no par value per share, of the Company, issuable under the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan.

As previously disclosed, on July 24, 2024, the Company and certain of its subsidiaries filed a voluntary petition for reorganization (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption Meier's Wine Cellars Acquisition, LLC, et al., Case No. 24-11575. Also as previously disclosed, the Company’s Board of Directors has concluded that it is in the best interests of the Company to voluntarily delist and deregister its securities under the Securities Exchange Act of 1934, as amended.

In connection with the foregoing, the Company is terminating all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but remaining unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California on August 14, 2024.

VINTAGE WINE ESTATES, INC.
Date: August 14, 2024	By:	/s/ Kristina Johnston
	Name:	Kristina Johnston
	Title:	Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.